Exhibit 99.1

Match Group Reports First Quarter 2018 Results
Dallas, TX—May 8, 2018—Match Group (NASDAQ: MTCH) reported first quarter 2018 financial results today and separately released an investor presentation, which is available on the Investor Relations section of its website at http://ir.mtch.com.
“I’m glad we have everyone’s attention for our best results since our IPO,” said Mandy Ginsberg, Match Group CEO. “We continue to deliver innovative products that customers across our portfolio of brands find valuable, and we are not slowing down anytime soon. I am highly confident that our product roadmap, particularly at Tinder, will allow us to remain the clear leader in this category and deliver continued growth for Match Group shareholders.”
Q1 2018 HIGHLIGHTS

•	Total Revenue grew 36% over the prior year quarter to $407 million, the highest quarter-over-quarter revenue growth since the IPO.

•	Tinder Average Subscribers were 3.5 million in Q1 2018, increasing 368,000 sequentially and 1.6 million year-over-year.

•
Net earnings of $100 million, or $0.33 per diluted share, grew in excess of 300% over the prior year quarter, driven by strong revenue growth and excess tax benefits generated by settlements and exercises of stock-based awards.

•	Operating income was $112 million, an increase of 91% over the prior year quarter, while Adjusted EBITDA increased 60% over the prior year quarter to $138 million.

•	Operating Income and Adjusted EBITDA margins increased 7.8 and 4.9 points, respectively, as we continue to benefit from operating leverage in our business.

•
Settled our intellectual property litigation against TanTan, which will result in both a redesign of their U.S. app and annual royalty payments tied to the size of their U.S. userbase, reinforcing the strength and value of our market-leading innovations.

Key Financial and Operating Metrics

(In thousands, except EPS and ARPU)	Q1 2018	Q1 2017	Change
Revenue	$407,367	$298,764	36%
Operating Income	$112,233	$58,871	91%
Operating Income Margin	28%	20%	7.8 pt
Net Earnings attributable to shareholders	$99,736	$20,053	397%
GAAP Diluted EPS from continuing operations	$0.33	$0.08	313%
Adjusted EBITDA	$137,741	$86,231	60%
Adjusted EBITDA Margin	34%	29%	4.9 pt
Average Subscribers	7,433	5,911	26%
ARPU	$0.58	$0.53	8%
Operating Cash Flow	$122,278	$89,993	36%
Free Cash Flow	$117,233	$84,248	39%
See reconciliations of GAAP to non-GAAP measures starting on page 6.

Liquidity and Capital Resources
We net settled all stock options that were exercised and restricted stock units that vested during the three months ended March 31, 2018, utilizing $72 million of cash to pay employee withholding taxes, and we issued 1.9 million fewer dilutive shares as a result. We also repurchased 0.8 million shares during the first quarter of 2018 and an additional 0.2 million shares in April 2018 for a total of 1 million shares, further mitigating the dilutive impact from stock-based compensation activity. A total of 5 million shares remain available under the previously announced repurchase program. As of March 31, 2018, Match Group had 276.6 million common and class B common shares outstanding.
As of March 31, 2018, the Company had $288 million in cash and cash equivalents and $1.3 billion of long-term debt. The Company has a $500 million revolving credit facility, which was undrawn as of March 31, 2018 and currently remains undrawn.
Match Group’s trailing twelve-month leverage as of March 31, 2018 is 2.4x on a gross basis and 1.9x on a net basis.
As of March 31, 2018, IAC’s economic ownership interest and voting interest in Match Group were 80.9% and 97.6%, respectively.
Income Taxes
In the first quarter of 2018, Match Group recorded a GAAP income tax benefit of $12.5 million, which primarily relates to excess tax benefits generated by the settlement and exercise of stock-based awards of $34.3 million. Excluding these benefits, the effective tax rate was 25%.
Conference Call
Match Group will audiocast a conference call to answer questions regarding its first quarter financial results on Wednesday, May 9, 2018 at 8:30 a.m. Eastern Time. This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of Match Group’s business. The live audiocast will be open to the public, and the investor presentation reviewing the results has been posted, on Match Group’s investor relations website at http://ir.mtch.com.

GAAP FINANCIAL STATEMENTS
MATCH GROUP CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended March 31,
	2018	2017
	(In thousands, except per share data)
Revenue	$407,367	$298,764
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	93,944	58,848
Selling and marketing expense	118,171	107,123
General and administrative expense	42,761	43,910
Product development expense	31,869	22,020
Depreciation	8,147	7,589
Amortization of intangibles	242	403
Total operating costs and expenses	295,134	239,893
Operating income	112,233	58,871
Interest expense	(17,806)	(18,950)
Other expense, net	(7,221)	(5,978)
Earnings from continuing operations, before tax	87,206	33,943
Income tax benefit (provision)	12,472	(9,388)
Net earnings from continuing operations	99,678	24,555
Loss from discontinued operations, net of tax	—	(4,491)
Net earnings	99,678	20,064
Net loss (earnings) attributable to redeemable noncontrolling interests	58	(11)
Net earnings attributable to Match Group, Inc. shareholders	$99,736	$20,053

Net earnings per share from continuing operations:
Basic	$0.36	$0.10
Diluted	$0.33	$0.08
Net earnings per share attributable to Match Group, Inc. shareholders:
Basic	$0.36	$0.08
Diluted	$0.33	$0.07

Basic shares outstanding	275,270	256,044
Diluted shares outstanding	298,140	291,902

Stock-based compensation expense by function:
Cost of revenue	$633	$389
Selling and marketing expense	892	1,081
General and administrative expense	7,660	12,816
Product development expense	7,778	3,738
Total stock-based compensation expense	$16,963	$18,024

MATCH GROUP CONSOLIDATED BALANCE SHEET

	March 31, 2018	December 31, 2017
	(In thousands)
ASSETS
Cash and cash equivalents	$287,510	$272,624
Accounts receivable, net	125,968	116,751
Other current assets	66,242	55,369
Total current assets	479,720	444,744
Property and equipment, net	58,604	61,620
Goodwill	1,266,369	1,247,644
Intangible assets, net	235,678	230,345
Deferred income taxes	139,150	123,199
Long-term investments	11,148	11,137
Other non-current assets	10,894	11,457
TOTAL ASSETS	$2,201,563	$2,130,146

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Accounts payable	$16,545	$10,112
Deferred revenue	216,115	198,095
Accrued expenses and other current liabilities	120,375	110,566
Total current liabilities	353,035	318,773
Long-term debt, net	1,253,442	1,252,696
Income taxes payable	7,568	8,410
Deferred income taxes	29,866	28,478
Other long-term liabilities	13,145	14,484

Redeemable noncontrolling interest	6,202	6,056

Commitment and contingencies

SHAREHOLDERS’ EQUITY
Common stock	68	64
Class B convertible common stock	210	210
Additional paid-in capital	25,938	81,082
Retained earnings	631,947	532,211
Accumulated other comprehensive loss	(81,921)	(112,318)
Treasury stock	(37,937)	—
Total Match Group, Inc. shareholders’ equity	538,305	501,249
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,201,563	$2,130,146

MATCH GROUP CONSOLIDATED STATEMENT OF CASH FLOWS

	Three Months Ended March 31,
	2018	2017
	(In thousands)
Cash flows from operating activities attributable to continuing operations:
Net earnings from continuing operations	$99,678	$24,555
Adjustments to reconcile net earnings from continuing operations to net cash provided by operating activities attributable to continuing operations:
Stock-based compensation expense	16,963	18,024
Depreciation	8,147	7,589
Amortization of intangibles	242	403
Deferred income taxes	(16,511)	(1,712)
Acquisition-related contingent consideration fair value adjustments	156	1,344
Other adjustments, net	8,280	5,098
Changes in assets and liabilities
Accounts receivable	(7,652)	(8,715)
Other assets	(9,472)	(8,747)
Accounts payable and other liabilities	11,548	40,081
Income taxes payable and receivable	(4,879)	1,584
Deferred revenue	15,778	10,489
Net cash provided by operating activities attributable to continuing operations	122,278	89,993
Cash flows from investing activities attributable to continuing operations:
Capital expenditures	(5,045)	(5,745)
Proceeds from the sale of a business, net	—	96,354
Other, net	38	—
Net cash (used in) provided by investing activities attributable to continuing operations	(5,007)	90,609
Cash flows from financing activities attributable to continuing operations:
Proceeds from issuance of common stock pursuant to stock-based awards	—	7,111
Withholding taxes paid on behalf of employees on net settled stock-based awards	(72,103)	(2,081)
Purchase of treasury stock	(32,465)	—
Acquisition-related contingent consideration payments	(185)	—
Other, net	(116)	—
Net cash (used in) provided by financing activities attributable to continuing operations	(104,869)	5,030
Total cash provided by continuing operations	12,402	185,632
Net cash used in operating activities attributable to discontinued operations	—	(6,061)
Net cash used in investing activities attributable to discontinued operations	—	(471)
Total cash used in discontinued operations	—	(6,532)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	2,489	3,440
Net increase in cash, cash equivalents, and restricted cash	14,891	182,540
Cash, cash equivalents, and restricted cash at beginning of period	272,761	253,771
Cash, cash equivalents, and restricted cash at end of period	$287,652	$436,311

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
MATCH GROUP RECONCILIATION OF NET EARNINGS TO ADJUSTED EBITDA

	Three Months Ended March 31,
(In millions, rounding differences may occur)	2018	2017
Net earnings attributable to Match Group, Inc. shareholders	$99.7	$20.1
Add back:
Net (loss) earnings attributable to redeemable noncontrolling interests	(0.1)	—
Loss from discontinued operations, net of tax	—	4.5
Income tax (benefit) provision	(12.5)	9.4
Other expense, net	7.2	6.0
Interest expense	17.8	19.0
Operating Income	112.2	58.9
Stock-based compensation expense	17.0	18.0
Depreciation	8.1	7.6
Amortization of intangibles	0.2	0.4
Acquisition-related contingent consideration fair value adjustments	0.2	1.3
Adjusted EBITDA	$137.7	$86.2

Revenue	$407.4	$298.8
Operating income margin	28%	20%
Adjusted EBITDA margin	34%	29%
MATCH GROUP RECONCILIATION OF OPERATING CASH FLOW FROM CONTINUING OPERATIONS TO FREE CASH FLOW

	Three Months Ended March 31,
(In millions, rounding differences may occur)	2018	2017
Net cash provided by operating activities attributable to continuing operations	$122.3	$90.0
Capital expenditures	(5.0)	(5.7)
Free Cash Flow	$117.2	$84.2

MATCH GROUP RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

	Three Months Ended March 31,
(In thousands, except per share data)	2018	2017
Net earnings attributable to Match Group, Inc. shareholders	$99,736	$20,053
Stock-based compensation expense	16,963	18,024
Amortization of intangibles	242	403
Acquisition-related contingent consideration fair value adjustments	156	1,344
Discontinued operations, net of tax	—	4,491
Impact of income taxes and noncontrolling interests	(37,806)	(8,539)
Adjusted Net Income	$79,291	$35,776

GAAP Basic weighted average shares outstanding	275,270	256,044
Subsidiary denominated equity awards, stock options and RSUs, treasury method	22,870	35,858
GAAP Diluted weighted average shares outstanding	298,140	291,902
Impact of RSUs and other	2,054	960
Adjusted EPS weighted average shares outstanding	300,194	292,862

GAAP Diluted EPS	$0.33	$0.07
Adjusted EPS	$0.26	$0.12
For GAAP diluted EPS purposes, RSUs, including performance-based RSUs and market-based awards to the extent the applicable performance or market condition(s) have been met, are included on a treasury method basis. For Adjusted EPS purposes, the impact of RSUs on shares outstanding is based on the weighted average number of RSUs outstanding, including performance-based and market-based RSUs outstanding that the Company believes are probable of vesting.
The impact of income taxes adjusts for items excluded from Adjusted Net Income, including income tax deductions from the exercise or vesting of equity awards.
MATCH GROUP RECONCILATION OF GAAP REVENUE TO NON-GAAP REVENUE, EXCLUDING FOREIGN EXCHANGE EFFECTS

(Dollars in thousands, except ARPU)	Three Months Ended March 31,
	2018	Change	% Change	2017
Revenue, as reported	$407,367	$108,603	36%	$298,764
Foreign exchange effects	(17,272)
Revenue Excluding Foreign Exchange Effects	$390,095	$91,331	31%	$298,764

(Change calculated using non-rounded numbers)
International ARPU, as reported	$0.57		18%	$0.48
Foreign exchange effects	(0.05)
International ARPU, excluding foreign exchange effects	$0.52		7%	$0.48

DILUTIVE SECURITIES
Match Group has various tranches of dilutive securities. The table below details these securities and their potentially dilutive impact (shares in millions; rounding differences may occur).

As of 5/4/2018
Share Price	$34.82
Absolute Shares	277.6
Vested Options and Awards
Match Group Options	2.8
IAC Equity Awards	0.3
Total Dilution - Vested Options and Awards	3.1
Unvested Options and Awards
Match Group Options	8.1
Match Group RSUs	2.0
Total Dilution - Unvested Options and Awards	10.1

Total Dilution	13.2
% Dilution	4.6%
Total Diluted Shares Outstanding	290.8
The dilutive securities calculation in the above table is different from GAAP dilution, which is calculated based on the treasury method. The table above is based on the following assumptions:
Options — We assume the option exercise price and the estimated income tax benefit from the tax deduction received upon the exercise of Match Group options (both vested and unvested awards) is used to repurchase Match Group shares.
RSUs — These awards are settled on a net basis, with Match Group making a cash payment on behalf of the holder equal to the amount of required tax withholdings. The dilutive effect is presented as the net number of shares that would be issued upon vesting assuming a withholding tax rate of 50%.  We also assume the estimated income tax benefit from the tax deduction received upon the vesting of Match Group RSUs is used to repurchase Match Group shares.
IAC Equity Awards — IAC Equity awards represent options and market-based restricted stock units denominated in the shares of IAC that have been issued to employees of Match Group. Upon the exercise or vesting of IAC Equity awards, IAC will settle the awards with shares of IAC, and Match Group will issue additional shares of Match Group to IAC as reimbursement. We assume the estimated income tax benefit from the tax deduction received upon the exercise or vesting of IAC denominated equity awards is used to repurchase Match Group shares.

PRINCIPLES OF FINANCIAL REPORTING
Match Group reports Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Adjusted Net Income, Adjusted EPS, and Revenue Excluding Foreign Exchange Effects, all of which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). The Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Adjusted Net Income, and Adjusted EPS measures are among the primary metrics by which we evaluate the performance of our business, on which our internal budget is based and by which management is compensated. Revenue Excluding Foreign Exchange Effects provides a comparable framework for assessing how our business performed without the effect of exchange rate differences when compared to prior periods. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Match Group endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments, which we describe below, between the GAAP and non-GAAP measures. Interim results are not necessarily indicative of the results that may be expected for a full year.
Definitions of Non-GAAP Measures
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements. We believe Adjusted EBITDA is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. The above items are excluded from our Adjusted EBITDA measure because they are non-cash in nature. Adjusted EBITDA has certain limitations in that it does not take into account the impact to our consolidated statement of operations of certain expenses.
Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenues. We believe Adjusted EBITDA margin is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Adjusted EBITDA margin has certain limitations in that it does not take into account the impact to our consolidated statement of operations of certain expenses.
Free Cash Flow is defined as net cash provided by operating activities from continuing operations, less capital expenditures. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.
We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash and we think it is of utmost importance to maximize cash – but our primary valuation metrics are Adjusted EBITDA and Adjusted EPS.
Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net earnings attributable to Match Group, Inc. shareholders excluding, net of tax effects and noncontrolling interests, if applicable: (1) stock-based compensation expense, (2) acquisition-related items consisting of (i) amortization of intangibles and impairments of goodwill and intangible assets and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements, and (3) discontinued operations, net of tax. We believe Adjusted Net Income is useful to investors because it represents Match Group’s consolidated results taking into account depreciation, which management believes is an ongoing cost of doing business, as well as other charges that are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses and discontinued operations.
Adjusted EPS is defined as Adjusted Net Income divided by fully diluted weighted average shares outstanding for Adjusted EPS purposes. We include dilution from options in accordance with the treasury stock method and include all restricted stock units (“RSUs”) in shares outstanding for Adjusted EPS, with performance-based RSUs included based on the number of shares that the Company believes are probable of vesting. This differs from the GAAP method for including RSUs, which are treated on a treasury method, and performance-based RSUs, which are included for GAAP purposes only to the extent the applicable performance condition(s) have been met (assuming the end of the reporting period is the end of the contingency period), which increases shares outstanding for Adjusted EPS purposes. Market-based awards are included in both GAAP and Adjusted EPS only to the extent that the market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period). We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Match Group’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges, which are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses, and is computed in a manner that is generally consistent with management’s view of dilution. Adjusted Net Income and Adjusted EPS have the same limitations as Adjusted EBITDA. Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.
Revenue Excluding Foreign Exchange Effects is calculated by translating current period revenues using prior period exchange rates. The percentage change in Revenue Excluding Foreign Exchange Effects is calculated by determining the change in current period revenues over prior period revenues where current period revenues are translated using prior period exchange rates. We believe the impact of foreign exchange rates on Match Group, due to its global reach, may be an important factor in understanding period over period comparisons if movement in rates is significant. Since our results are reported in U.S. dollars, international revenues are favorably impacted as the U.S. dollar weakens relative to other foreign currencies, and unfavorably impacted as the U.S dollar strengthens relative to other foreign currencies. We believe the presentation of revenue excluding foreign exchange in addition to reported revenue helps improve the ability to understand Match Group’s performance because it excludes the impact of foreign currency volatility that is not indicative of Match Group’s core operating results.
Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures
Stock-based compensation expense consists principally of expense associated with the grants of stock options, RSUs, performance-based RSUs and market-based awards. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding using the treasury stock method; however, performance-based RSUs and market-based awards are included only to the extent the applicable performance or market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period). We view the true cost of stock options, RSUs, performance-based RSUs and market-based awards as the dilution to our share base, and such awards are included in our shares outstanding for Adjusted EPS purposes as described above under the definition of Adjusted EPS. To the extent stock-based awards are settled on a net basis, the Company remits the required tax-withholding amounts from its current funds.
Depreciation is a non-cash expense relating to our property and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.
Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as customer lists, trade names and technology, are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.
Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

DEFINITION OF OPERATING METRIC TERMS USED
Direct Revenue - is revenue that is received directly from end users of our products and includes both subscription and à la carte revenue.
Indirect Revenue - is revenue that is not received directly from end users of our products, substantially all of which is advertising revenue.
Subscribers - are users who purchase a subscription to one of our products. Users who purchase only à la carte features are not included in Subscribers.
Average Subscribers - is the number of Subscribers at the end of each day in the relevant measurement period divided by the number of calendar days in that period.
Average Revenue per Subscriber (“ARPU”) - is Direct Revenue from Subscribers in the relevant measurement period (whether in the form of subscription or à la carte) divided by the Average Subscribers in such period and further divided by the number of calendar days in such period. Direct Revenue from users who are not Subscribers and have purchased only à la carte features is not included in ARPU.

OTHER INFORMATION
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release and our conference call, which will be held at 8:30 a.m. Eastern Time on May 9, 2018, may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: Match Group’s future financial performance, Match Group’s business prospects and strategy, anticipated trends and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: competition, our ability to maintain user rates on our higher monetizing dating products, our ability to attract users to our dating products through cost-effective marketing and related efforts, foreign currency exchange rate fluctuations, our ability to distribute our dating products through third parties and offset related fees, the integrity and scalability of our systems and infrastructure (and those of third parties) and our ability to adapt ours to changes in a timely and cost-effective manner, our ability to protect our systems from cyberattacks and to protect personal and confidential user information, risks relating to certain of our international operations and acquisitions and certain risks relating to our relationship with IAC/InterActiveCorp, among other risks. Certain of these and other risks and uncertainties are discussed in Match Group’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect Match Group’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of Match Group management as of the date of this press release. Match Group does not undertake to update these forward-looking statements.
About Match Group
Match Group (NASDAQ: MTCH) is a leading provider of dating products. We operate a portfolio of brands, including Tinder, Match, PlentyOfFish, OkCupid, OurTime, Meetic, and Pairs, each designed to increase our users’ likelihood of finding a meaningful connection. Through our portfolio of trusted brands, we provide tailored products to meet the varying preferences of our users. We currently offer our dating products in 42 languages across more than 190 countries.
Contact Us
Lance Barton
Match Group Investor Relations
(212) 314-7400

Justine Sacco
Match Group Corporate Communications
(212) 445-5088

Match Group
8750 North Central Expressway, Dallas, TX 75231, (214) 576-9352 http://mtch.com